                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         INTERNET PICTURES CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials:

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                         Internet Pictures (TM) (LOGO)
                   Visual Content Solutions for the Internet


                                                                    July 5, 2001


DEAR STOCKHOLDER:


You are cordially invited to attend the annual meeting of the stockholders of Internet Pictures Corporation ("iPIX") on August 22, 2001 to be held at the Adams Mark Hotel, 939 Ridge Lake Blvd., Memphis, Tennessee, at 10:00 a.m. CDT. At the annual meeting, you will be asked to vote on the following proposals:


     1. ELECTION OF DIRECTORS. To elect three Class II directors to serve until the 2004 annual meeting of stockholders;

     2. REVERSE STOCK SPLIT. To approve and adopt the amendment to the restated certificate of incorporation to effect a ten-for-one stock combination, or the reverse stock split, with respect to all of our outstanding common stock;

     3. RATIFICATION OF SECURITIES PURCHASE AGREEMENT. To ratify the Securities Purchase Agreement, dated as of May 14, 2001, by and between iPIX and Image Investor Portfolio, a separate series of Memphis Angels, LLC, and the transactions contemplated thereunder involving the investment in iPIX of up to $30,000,000 by a group of investors led by Paradigm Capital Partners, LLC and Memphis Angels, LLC;

     4. RATIFICATION OF AUDITORS.  To ratify the selection of
        PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2001; and

     5. OTHER BUSINESS. To transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.


OUR BOARD OF DIRECTORS UNANIMOUSLY SUPPORTS THE REVERSE STOCK SPLIT AND THE SECURITIES PURCHASE AGREEMENT AND RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR APPROVAL OF THE REVERSE STOCK SPLIT AND RATIFICATION OF THE SECURITIES PURCHASE AGREEMENT.


You are urged to review carefully the information contained in the proxy statement attached hereto prior to deciding how to vote your shares at the annual meeting. Your participation in the annual meeting, in person or by proxy, is important. Whether or not you expect to attend the annual meeting in person, please complete, sign and promptly return the enclosed proxy card in the enclosed postage-prepaid envelope to assure representation of your shares. You may revoke your proxy at any time before it has been voted, and if you attend the annual meeting you may vote in person, even if you previously returned your proxy card.

Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          /s/ Donald W. Strickland
                                          Donald W. Strickland
                                          Chief Executive Officer

                         INTERNET PICTURES CORPORATION

                            1009 COMMERCE PARK DRIVE
                           OAK RIDGE, TENNESSEE 37830

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON AUGUST 22, 2001


To the Stockholders of
  INTERNET PICTURES CORPORATION:


The 2001 annual meeting of stockholders of Internet Pictures Corporation ("iPIX") will be held at the Adams Mark Hotel located at 939 Ridge Lake Blvd., Memphis, Tennessee on August 22, 2001, starting at 10:00 a.m. Central Daylight Time.


At the annual meeting, you will be asked to vote on the following proposals:

     1. ELECTION OF DIRECTORS. To elect three Class II directors to serve until the 2004 annual meeting of stockholders;

     2. REVERSE STOCK SPLIT. To approve and adopt the amendment to the restated certificate of incorporation to effect a ten-for-one stock combination, or the reverse stock split, with respect to all of our outstanding common stock;

     3. RATIFICATION OF SECURITIES PURCHASE AGREEMENT. To ratify the Securities Purchase Agreement, dated as of May 14, 2001, by and between iPIX and Image Investor Portfolio, a separate series of Memphis Angels, LLC (the "Securities Purchase Agreement"), and the transactions contemplated thereunder involving the investment in iPIX of up to $30,000,000 by a group of investors led by Paradigm Capital Partners, LLC and Memphis Angels, LLC;

     4. RATIFICATION OF AUDITORS.  To ratify the selection of
        PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2001; and

     5. OTHER BUSINESS. To transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.


Only stockholders who own shares of our common stock at the close of business on July 2, 2001 are entitled to notice of and to vote at the annual meeting. You may vote your shares by:


     - marking, signing and dating the enclosed proxy card as promptly as possible and returning it in the enclosed postage-paid envelope;

     - dialing the toll free number on the enclosed proxy card and casting your vote in accordance with the instructions given to you on the telephone; or

     - casting your vote via the Internet at the website shown on the enclosed proxy card.

     You may also vote in person at the annual meeting, even if you use one of the three options listed above.

We have enclosed with this Notice of Annual Meeting, a proxy statement, a form of proxy and a copy of our annual report, as amended, to stockholders. Our annual report is not a part of this proxy statement.

                                          By order of the Board of Directors,

                                          /s/ Matthew S. Heiter
                                          Matthew S. Heiter
                                          Secretary


July 5, 2001

                         INTERNET PICTURES CORPORATION

                            1009 COMMERCE PARK DRIVE
                           OAK RIDGE, TENNESSEE 37830

--------------------------------------------------------------------------------

            PROXY STATEMENT FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

--------------------------------------------------------------------------------


     Your vote is very important. For this reason, our board of directors is soliciting proxies to be used at our August 22, 2001 annual meeting of stockholders. If you are not able to attend the annual meeting, please read and carefully consider the information presented in this proxy statement and complete, date and sign and return the enclosed proxy in the enclosed postage-paid envelope.



     This proxy statement, the form of proxy and our annual report will be mailed to all stockholders on or about July 6, 2001. Our annual report is not a part of this proxy statement.


     Unless otherwise indicated, all references in this proxy statement to "common stock" include not only our common stock which is listed on Nasdaq, but our Class B common stock as well, which has the same voting rights as our common stock, but is not publicly traded.

--------------------------------------------------------------------------------

                      INFORMATION ABOUT THE ANNUAL MEETING

--------------------------------------------------------------------------------

WHEN IS THE ANNUAL MEETING?


     August 22, 2001, 10:00 a.m. Central Daylight Time.


WHERE WILL THE ANNUAL MEETING BE HELD?


     Adams Mark Hotel, 939 Ridge Lake Blvd., Memphis, Tennessee.


WHAT ITEMS WILL BE VOTED UPON AT THE ANNUAL MEETING?

     You will be voting on the following matters:

     1. ELECTION OF DIRECTORS. To elect three Class II directors to serve until the 2004 annual meeting of stockholders;

     2. REVERSE STOCK SPLIT. To approve and adopt the amendment to the restated certificate of incorporation to effect a ten-for-one stock combination, or the reverse stock split, with respect to all of our outstanding common stock;

     3. RATIFICATION OF SECURITIES PURCHASE AGREEMENT. To ratify the Securities Purchase Agreement, dated as of May 14, 2001, by and between iPIX and Image Investor Portfolio, a separate series of Memphis Angels, LLC (the "Securities Purchase Agreement"), and the transactions contemplated thereunder involving the investment in iPIX of up to $30,000,000 by a group of investors led by Paradigm Capital Partners, LLC and Memphis Angels, LLC;

     4. RATIFICATION OF AUDITORS.  To ratify the selection of
        PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2001; and

     5. OTHER BUSINESS. To transact such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

WHO CAN VOTE?


     Only holders of record of our common stock at the close of business on July 2, 2001 will be entitled to notice of and to vote at the annual meeting and any adjournments of the annual meeting. You are entitled to one vote for each share of common stock held on that date. On July 2, 2001, there were 62,909,295 shares of our common stock and 4,041,725 shares of our Class B common stock outstanding and entitled to vote.


HOW DO I VOTE BY PROXY?

     You may vote your shares by:

     - VOTING BY MAIL. You may vote by mail by marking, signing and dating the enclosed proxy card as promptly as possible and returning it in the enclosed postage-paid envelope.

     - VOTING BY TELEPHONE. You may vote by telephone by dialing the toll free number on the enclosed proxy card and casting your vote in accordance with the instructions given to you on the telephone. Telephone voting is available 24 hours a day. If you vote by telephone you should not return your proxy card.

     - VOTING VIA THE INTERNET. You may vote via the Internet by visiting the website shown on the enclosed proxy card. Internet voting is also available 24 hours a day. If you vote via the Internet you should not return your proxy card.

     If you return your signed proxy card or vote by phone or the Internet before the annual meeting, we will vote your shares as you direct. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees or (3) all of the nominees except those you designate. For each other item of business, you may vote "FOR" or "AGAINST" or you may "ABSTAIN" from voting.

     If you return your signed proxy card but do not specify how you want to vote your shares, we will vote them:

     - "FOR" the election of all of our nominees for directors;

     - "FOR" the amendment to the restated certificate of incorporation to effect the reverse stock split;

     - "FOR" the ratification of the Securities Purchase Agreement; and

     - "FOR" the ratification of PricewaterhouseCoopers LLP as our independent auditors.

If any matters other than those set forth above are properly brought before the annual meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

HOW DO I CHANGE OR REVOKE MY PROXY?

     You can change or revoke your proxy at any time before it is voted at the annual meeting by:

     1. Submitting another proxy by mail, telephone or internet with a more recent date than that of the proxy first given;

     2. Sending written notice of revocation to our secretary; or

     3. Attending the annual meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

HOW MANY VOTES ARE REQUIRED?

     If a quorum is present at the annual meeting,

     - The director nominees will be elected by a plurality of the votes cast in person or by proxy at the annual meeting, meaning that the three nominees receiving the most votes will be elected;

     - The amendment to the restated certificate of incorporation requires the approval of holders of a majority of the outstanding shares of common stock; and

     - the ratification of the Securities Purchase Agreement, the ratification of the appointment of Pricewaterhouse Coopers LLP as our independent auditors and all other matters submitted to the stockholders require the affirmative vote of a majority of the shares of common stock present or represented by proxy at the annual meeting.

WHAT CONSTITUTES A "QUORUM" FOR THE ANNUAL MEETING?

     A majority of the outstanding shares of iPIX common stock entitled to vote at the annual meeting, present or represented by proxy, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. You will be considered part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the annual meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary authority for that item and has not received instructions from the owner of the shares.

WHO PAYS FOR THE SOLICITATION OF PROXIES?

     We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, as well as paid solicitors, may make solicitations personally and by telephone or otherwise. We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of stock or otherwise in connection with this solicitation of proxies. We have retained Morrow and Company to assist in the solicitation for a fee of $7,500, plus reasonable out-of-pocket expenses.

WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING DUE?


     To be considered either for inclusion in the proxy materials solicited by the directors for the 2002 annual meeting or for consideration by the stockholders at the 2002 annual meeting, proposals by stockholders must be received by us, at the attention of our corporate secretary, 1009 Commerce Park Drive, Oak Ridge, Tennessee 37830, no later than March 7, 2002. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must comply with our bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.


--------------------------------------------------------------------------------

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

--------------------------------------------------------------------------------

     The board has nominated Donald W. Strickland, William J. Razzouk and Laban
P. Jackson, Jr. to serve as Class II directors. If either of the nominees is not available to serve as a director at the time of the annual meeting (an event which we do not now anticipate), the proxies will be voted for the election of another person that the board may designate, unless the board, in its discretion, reduces the number of directors. The remaining members of the board (Class I and Class III directors) will continue as members of the board until their respective terms expire, as indicated below.

     Information about the three individuals nominated as directors and the remaining members of the board is provided below. Shares of common stock represented by proxy cards returned to us will be voted for the nominees listed below unless you specify otherwise.

NOMINEES FOR ELECTION -- CLASS II DIRECTORS -- TERMS EXPIRING 2004

     Laban P. Jackson, Jr., 58, has been a director of iPIX since January 2000. Mr. Jackson served as a director of Interactive Pictures Corporation from January 1989 until January 2000. Since January 1989, Mr. Jackson has served as chairman of Clear Creek Properties, a real estate development company. Mr. Jackson is a director of BankOne Corporation and Gulf Stream Home and Garden, Inc. Mr. Jackson is a graduate of the United States Military Academy.

     Donald W. Strickland, 51, has been a director of iPIX since May 2001. Mr. Strickland has been the chief executive officer of iPIX since May 2001 and was our president and chief operating officer from October 2000 to May 2001. From April 2000 to October 2000, Mr. Strickland served as our executive vice president. Prior to joining us, Mr. Strickland was president and chief executive officer of PictureWorks Technology, Inc. from March 1996 until March 2000. From June 1993 until March 1996, Mr. Strickland held the position of vice president, imaging and publishing at Apple Computer. Prior to joining Apple in June 1993, Mr. Strickland spent twenty years at Eastman Kodak Company where he held a succession of positions in engineering, sales, marketing and executive management. Mr. Strickland holds several degrees including a bachelor's degree in physics from Virginia Tech, a master's degree in physics from the University of Notre Dame, a master's degree in optics from the University of Rochester, a master's degree in management from the Stanford Sloan School of Management and a law degree from George Washington University.

     William J. Razzouk, 53, has been chairman of the board and a director of iPIX since May 2001. Mr. Razzouk is a managing director of Paradigm Capital Partners, LLC, a Memphis, Tennessee based venture capital company focused on investing in technology companies located in southeastern United States. Prior to his joining Paradigm in August 2000, Mr. Razzouk served as chairman of the board of PlanetRx.com, Inc., an online healthcare retailer, from September 1998 to August 2000. From September 1998 to April 2000, Mr. Razzouk also served as PlanetRx.com's chief executive officer. From August 1997 to May 1998, Mr. Razzouk was president and chief operating officer of Storage USA, a real estate investment trust. From June 1996 to April 1997, Mr. Razzouk was a business strategy consultant. From February 1996 to June 1996, Mr. Razzouk served as president and chief operating officer of America Online, Inc. From August 1983 to February 1996, Mr. Razzouk was employed at FedEx Corporation most recently as executive vice president of worldwide customer operations. Mr. Razzouk serves as a director of Waste Connections, Inc. Mr. Razzouk received a bachelor's degree in journalism and marketing from the University of Georgia.

INCUMBENT DIRECTORS -- CLASS III DIRECTORS -- TERMS EXPIRING 2002

     Thomas M. Garrott, 63, has been a director of iPIX since May 2001. Mr. Garrott serves as chairman of the board and chairman of the executive committee of the board of National Commerce Financial Corporation. Mr. Garrott also served as chairman, president and chief executive officer of National Commerce Financial Corporation (formerly National Commerce Bancorporation). Mr. Garrott served as chairman, president and chief executive officer of National Commerce Bancorporation from May 1993 to July 2000. He was elected president and chief operating officer of National Commerce Bancorporation in November, 1982 and served to May 1993. Mr. Garrott holds a master's degree from the University of Pennsylvania, Wharton School of Finance, where he serves on the Wharton Graduate Executive Board, and a bachelor's degree from Vanderbilt University, where he serves on the Advisory Board of the Owen Graduate School of Management.

     Michael D. Easterly, 54, has been a director of iPIX since January 2000. Mr. Easterly served as a director of Interactive Pictures Corporation from December 1999 to January 2000. Since 1994, Mr. Easterly has been chairman and is also chief executive officer of Legacy Investment Group, Inc. and its broker-dealer subsidiary, Legacy Securities Corp. Mr. Easterly is also chairman of Legacy Asset Management, Inc. and chief manager of Legacy Lodging, L.L.C. Mr. Easterly is a member of the board of governors of The Wellington Group LLC, a developer and operator of assisted living facilities and is a trustee and officer of the Georgia State University Foundation. Mr. Easterly holds a bachelor's of science degree from the University of Tennessee and a master's degree in business administration from Georgia State University.

INCUMBENT DIRECTORS -- CLASS I DIRECTORS -- TERMS EXPIRING 2003

     Frank A. McGrew IV, 32, has been a director of iPIX since May 2001. Mr. McGrew co-founded Paradigm Capital Partners, LLC in November 1999 and is currently a managing director of Paradigm. Paradigm serves as the managing member of the Memphis Angels, LLC. From October 1997 to September 1999, Mr. McGrew was employed with Buckeye Technologies Inc., where he served as the manager of corporate strategy and was elected treasurer in April 1999. From September 1996 to October 1997, Mr. McGrew was employed in the corporate finance department of Morgan Stanley. From August 1995 to September 1996, Mr. McGrew was employed in the corporate finance department of Merrill Lynch. From August 1990 to June 1993, Mr. McGrew worked in the merger and acquisitions department of Salomon Brothers Inc. Mr. McGrew currently serves on the boards of directors of several paradigm portfolio companies including Firstdoor.com, dotLogix and Memphis Networx. He also serves as a member of the Southern Methodist University Alumni Board and the Memphis Chamber of Commerce Advisory Board. Mr. McGrew holds a master's degree in business administration from the Wharton School at the University of Pennsylvania and a bachelor's degree from Southern Methodist University.

     Andrew P. Seamons, 31, has been a director of iPIX since May 2001. Since September 2000, Mr. Seamons has served as a vice president of Paradigm Capital Partners, LLC. From October 1999 to September 2000, Mr. Seamons served as a vice president of Lending Tree, Inc., a North Carolina based Internet lending marketplace, where he served as general manager for that company's business to business services organization. Prior to joining Lending Tree, Mr. Seamons worked at McKinsey & Company from July 1992 to October 1999, where he last served as engagement manager. Mr. Seamons also serves on the board of directors of Memphis Networx, a Paradigm portfolio company. Mr. Seamons holds a master's degree in business administration from the Harvard Business School and a bachelor's of science in electrical engineering from Duke University.

     ELECTION OF DIRECTORS REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING. SHARES OF COMMON STOCK REPRESENTED BY PROXY CARDS RETURNED TO US WILL BE VOTED FOR THE NOMINEES LISTED ABOVE UNLESS YOU SPECIFY OTHERWISE.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE.

--------------------------------------------------------------------------------

                    INFORMATION ABOUT THE BOARD OF DIRECTORS

--------------------------------------------------------------------------------

ROLE OF THE BOARD

     Pursuant to Delaware law, our business, property and affairs are managed under the direction of our board of directors. The board has responsibility for establishing broad corporate policies and for the overall performance and direction of iPIX, but is not involved in day-to-day operations. Members of the board keep informed of our business by participating in board and committee meetings, by reviewing analyses and reports sent to them regularly, and through discussions with our executive officers.

BOARD STRUCTURE

     Our board of directors may consist of up to seven directors in accordance with our bylaws. Our board of directors is divided into three classes under our restated certificate of incorporation. Upon the consummation of the sale of $10.0 million of our 8% secured notes pursuant to the Securities Purchase Agreement, our board of directors was restructured. Prior to the sale of the secured notes, our board consisted of Mr. John Hendricks and Mr. John Trezevant in Class I, Mr. John Moragne and Mr. Laban Jackson in Class II and Mr. James Phillips and Mr. Michael Easterly in Class III. Currently Class I consists of Messrs. McGrew and Seamons, who will stand for election at the annual meeting of stockholders to be held in 2003. Class II consists of Messrs. Jackson, Strickland, and Razzouk who are standing for election at this annual meeting. Class III consists of Messrs. Garrott and Easterly who will stand for election at the annual meeting of stockholders to be held in 2002. Each class of directors is elected to serve a three year term. Therefore, the Class II directors nominated for election at this annual meeting, if elected, will serve until the 2004 annual meeting of stockholders, unless they resign or are removed.

2000 BOARD MEETINGS

     In 2000, the board met 16 times. No director attended less than 75% of all of the combined total meetings of the board and the committees on which they served in 2000.

BOARD COMMITTEES

Audit Committee

     The audit committee of the board of directors reviews the internal accounting procedures of the company and consults with and reviews the services provided by our independent accountants. During 2000, the audit committee consisted of Messrs. Jackson and Easterly. Currently, the audit committee consists of Messrs. Jackson, Easterly and Garrott. The audit committee met four times during 2000. The audit committee operates under a written charter adopted by our board of directors, a copy of which is attached as Annex A to this proxy statement.

Compensation Committee

     The compensation committee of the board of directors i) reviews and recommends to the board the compensation and benefits of our executive officers;
ii) administers our stock option plans and employee stock purchase plan; and
iii) establishes and reviews general policies relating to compensation and employee benefits. In 2000, the compensation committee consisted of Leonard McCurdy and John Hendricks, former directors, and Mr. Jackson. Currently, the compensation committee consists of Messrs. Jackson and Razzouk. No interlocking relationships exist between the board of directors or compensation committee and the board of directors or compensation committee of any other company. In 2000, the compensation committee met four times.

Nominating Committee

     The nominating committee of the board of directors will nominate candidates to stand for election to the board of directors of iPIX in the future. The nominating committee will consider nominees recommended by security holders pursuant to the advance notice provisions for stockholder proposals and nominations contained in our bylaws. Please see "When are stockholder proposals for the 2002 annual meeting due?" on page 3. In 2000, the nominating committee consisted of Leonard McCurdy, Kevin McCurdy, and James M. Phillips, former directors and Mr. Jackson. Currently, the nominating committee consists of Messrs. Razzouk, Strickland and Jackson. The nominating committee met once in 2000 to nominate the class of directors elected at the annual meeting of stockholders held in 2000.

DIRECTOR COMPENSATION

     Directors do not receive cash compensation for their service as members of the board of directors, although they are reimbursed for expenses in connection with attendance at board and committee meetings. Additional compensation is not provided for committee participation or special assignments of the board of directors. From time to time, our directors have received and may continue to receive grants of options to purchase common stock.

TECHNOLOGY ADVISORY BOARD

     We have established a technology advisory board whose membership includes leaders in basic fields of science and technology that are relevant to our future products, as well as other persons experienced in business and photography. The members of the technology advisory board are:

     - John Battin, who previously served on our board of directors and was senior vice president of Motorola's multimedia division;

     - Dr. Alvin Trivelpiece, director of the Oak Ridge National Laboratory and president of Lockheed-Martin Energy Research; and

     - Dr. Deborah Rieman, executive director of CheckPoint Software Technologies, Inc., a leading provider of secure enterprise networking solutions.

     The technology advisory board is expected to meet with our management and key research and development personnel at least semi-annually and will provide advice regarding future trends in business, photography, technology and basic sciences. In consideration of this service, we traditionally grant each member stock options to purchase 16,296 shares of our common stock. These grants were made in accordance with our director compensation policy. The option to purchase 6,984 of these shares vested on the date of the grant, with an additional 4,656 shares vesting on the first and second anniversary of the date of the grant.

--------------------------------------------------------------------------------

PROPOSAL 2 -- APPROVAL OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO
         EFFECT A TEN-FOR-ONE STOCK COMBINATION OR REVERSE STOCK SPLIT

--------------------------------------------------------------------------------

     We are asking stockholders to approve the amendment to the restated certificate of incorporation to effect a ten-for-one stock combination, or reverse stock split. Our board has adopted a resolution approving, declaring advisable and recommending to our stockholders for their approval, the amendment to the restated certificate of incorporation authorizing a ten-for-one stock combination of our shares of common stock issued and outstanding.

     The form of the certificate of amendment to the restated certificate of incorporation to effect the reverse stock split is attached as Annex B to this proxy statement. If the required vote is obtained, we will effect a ten-for-one reverse stock split of our shares of common stock issued and outstanding, but will not change the number of authorized shares of common stock or preferred stock or the par value of our common stock or preferred stock.

BACKGROUND

     Our common stock is quoted on the Nasdaq National Market under the symbol "IPIX". In order for our common stock to continue to be quoted on the Nasdaq Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, we are required to have a minimum bid price of at least $1.00 per share.

     Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for 30 consecutive trading days and does not thereafter regain compliance for a minimum of 10 consecutive trading days during the 90 calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on the Nasdaq Market. If a delisting were to occur, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. These alternatives are generally considered to be less efficient markets.

     On March 19, 2001, we received a letter from Nasdaq advising us that our common stock had not met Nasdaq's minimum bid price closing requirement for 30 consecutive trading days and that, if we were unable to demonstrate compliance with this requirement for 10 consecutive trading days during the 90 calendar days ending June 18, 2001, our common stock would be delisted. On June 19, 2001, we received a letter from Nasdaq notifying us that we had failed to comply with the minimum bid price requirement during the 90 day period. As such our shares will be delisted from Nasdaq at the opening of business on June 27, 2001 unless we appeal the delisting notice. We intend to apply to Nasdaq for a hearing and the delisting will be stayed during the hearing period. We understand that it is Nasdaq's position that an ability to demonstrate sustained compliance is also required to achieve compliance with this requirement.

     Our board considered the potential harm to us of a delisting from Nasdaq, and determined that a reverse stock split was the best way of achieving compliance with Nasdaq's listing standards. On June 14, 2001, our board adopted resolutions, subject to approval by our stockholders, to amend our restated certificate of incorporation to:

     - effect a ten-for-one reverse stock split of our outstanding shares of common stock (with outstanding warrants, options and other award grants to purchase stock and grants of convertible preferred stock being adjusted accordingly); and

     - provide cash payments to stockholders in lieu of, and in exchange for, any fractional shares they would have had as a result of the reverse stock split, at the "market price". The market price will be determined by calculating the average closing price of our common stock on the Nasdaq Market for the 20 business days prior to the day before we file the amendment effectuating the reverse stock split. The reverse stock split will not change the number of our authorized shares of common stock or the par value of common stock. These resolutions were approved as a means of increasing the share price of our common stock above $1.00.

PURPOSE AND MATERIAL EFFECTS OF PROPOSED REVERSE STOCK SPLIT

     One of the key requirements for continued listing on the Nasdaq Market is that our common stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse stock split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq listing standards. We also believe that the higher share price which should result from the reverse stock split will help generate interest in us among investors. Furthermore, we believe that maintaining our Nasdaq Market listing may provide us with a broader market for our common stock and facilitate the use of our common stock in acquisitions and financing transactions in which we may engage.

     However, the effect of the reverse stock split upon the market price for our common stock cannot be predicted, and the history of similar stock split combinations for companies in like circumstances is varied. There can be no assurance that the market price per new share of our common stock ("New Shares") after the reverse stock split will rise in proportion to the reduction in the number of old shares of our common stock ("Old Shares") outstanding resulting from the reverse stock split. There can be no assurance that the market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on the Nasdaq Market. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

     The reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in us or proportionate voting power, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split cash at the market price. The market price will be determined by calculating the average closing price of our common stock on the Nasdaq Market for the 20 business days prior to the day we file the amendment effectuating the reverse stock split.

     The reverse stock split would have the following effects upon the number of shares of our common stock outstanding and the number of authorized and unissued shares of our common stock. Each ten (10) of our Old Shares owned by a stockholder would be exchanged for one (1) New Share. The reverse stock split will be effected simultaneously for all common stock and the exchange rate will be the same for all common stock.

     The principal effect of the reverse stock split will be that:


          (i) the number of shares of common stock issued and outstanding will be reduced from 66,951,020 shares to approximately 6,695,102 shares;


          (ii) all outstanding warrants, options and other award grants entitling the holders to purchase shares of common stock will enable the holders to purchase, upon exercise of their warrants, options or other award grants, one-tenth of the number of shares of common stock which these holders would have been able to purchase upon exercise of their warrants, options or other awards grants, immediately preceding the reverse stock split at an exercise price equal to ten times the exercise price specified before the reverse stock split, resulting in the same aggregate price being required to be paid upon exercise immediately preceding the reverse stock split;

          (iii) the number of shares of common stock that holders receive from the conversion of convertible preferred stock will be adjusted accordingly, so that the holders will receive one-tenth of the number of shares of common stock which the holders would have received upon conversion, immediately preceding the reverse stock split; and

          (iv) the number of shares reserved for issuance in our existing stock option plans will be reduced to 1/10 of the number of shares currently included in these plans.

     The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced to 1/10 of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

     The reverse stock split will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to fractional shares as described above. The common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.


     Upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding (excluding shares issuable upon exercise of warrants, options and other award grants and upon conversion of our preferred stock) would increase from approximately 83,048,980 to 143,304,898. Although this increase could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances which would dilute the stock ownership of a person seeking to effect a change in the composition of our board or contemplating a tender offer or other transaction for the combination of our company with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate our shares of common stock or obtain control of us, nor is it part of a plan by management to recommend a series of similar amendments to our board and stockholders. Other than the reverse stock split proposal, our board does not currently contemplate recommending the adoption of any other amendments to our restated certificate of incorporation that could be construed to affect the ability of third parties to take over or change control of us.


CERTAIN EFFECTS OF THE REVERSE STOCK SPLIT

     Stockholders should recognize that if the reverse stock split is effectuated they will own fewer shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the amendment divided by ten). While we expect that the reverse stock split will result in an increase in the market price of our common stock, there can be no assurance that the reverse stock split will increase the market price of our common stock by a multiple equal to the exchange number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse stock split.

     Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will increase the number of our stockholders who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possibly greater difficulty in effecting these sales. Consequently, there can be no assurance that the reverse stock split will achieve the desired results that have been outlined above.

     With the exception of the number of shares issued and outstanding, the rights and preferences of the shares of common stock, as well as the par value of the common stock prior and subsequent to the reverse stock split, will remain the same. It is not anticipated that our financial condition, the percentage ownership of management, the number of our stockholders, or any aspect of our business would materially change as a result of the reverse stock split.

PROCEDURE FOR EFFECTING REVERSE STOCK SPLIT AND EXCHANGE OF STOCK CERTIFICATES

     If the reverse stock split is approved by our stockholders, we will promptly file an amendment with the Secretary of State of the State of Delaware. The reverse stock split will become effective on the date of filing the amendment ("Effective Date"). Beginning on the Effective Date, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

     As soon as practicable after the Effective Date, stockholders will be notified that the reverse stock split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to our transfer agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by the transfer agent. No new certificates will be issued to a stockholder until the stockholder has surrendered his or her outstanding certificate(s) together with the properly completed and executed letter of transmittal to the transfer agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so. If your shares of common stock are deposited in book entry, your shares will automatically be converted to reflect the reverse stock split without any action on your part.

FRACTIONAL SHARES

     We will not issue fractional certificates for New Shares in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by ten, will, upon surrender to the exchange agent of the certificates representing fractional shares, receive cash at the market price. The market price will be determined by calculating the average closing price of our common stock on the Nasdaq Market for the 20 business days prior to the day before we file the amendment effectuating the reverse stock split.

NO DISSENTER'S RIGHTS

     Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights with respect to our proposed amendment to our certificate of incorporation to effect the reverse stock split and we will not independently provide our stockholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT

     The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be complete. It does not discuss any state, local, foreign or minimum income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that (1) the Old Shares were, and the New Shares will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment); (2) the reverse stock split is not part of a plan to increase, periodically, a shareholder's proportionate interest in the assets or earnings of the company; and (3) the cash payment in lieu of a fractional New Share represents a mechanical rounding rather than separately bargained for consideration. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of the stockholder. STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE STOCK SPLIT.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon the stockholder's exchange of Old Shares for New Shares pursuant to the reverse stock split. The aggregate tax basis of the New Shares received in the reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder's aggregate tax basis in the Old Shares exchanged therefor. Stockholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of the reverse stock split will generally recognize gain or loss in an amount equal to the difference between the cash received and the adjusted basis in the fractional share interests redeemed. The federal income tax liabilities generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder's holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the reverse stock split.

     Our beliefs regarding the tax consequence of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. The state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he resides.

     APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A TEN-FOR-ONE STOCK COMBINATION OR REVERSE STOCK SPLIT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK OUTSTANDING.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT.

--------------------------------------------------------------------------------

        PROPOSAL 3 -- RATIFICATION OF THE SECURITIES PURCHASE AGREEMENT

--------------------------------------------------------------------------------

     We are asking stockholders to ratify the board of directors' decision to enter into the Securities Purchase Agreement and to consummate the transactions contemplated by the Securities Purchase Agreement. Under the Securities Purchase Agreement, a group of investors, led by Paradigm Capital Partners, LLC and Memphis Angels, LLC have invested $10 million and may invest up to $20 million more (for a total investment of up to $30 million) in our securities.

     The agreements provide that the investment will occur in two tranches. In Tranche A, which was completed in May 2001, the investors purchased $10,000,000 of our 8% senior secured convertible promissory notes (the "Notes"). The investors also received i) warrants to purchase a number of shares of our 8% cumulative convertible Series B preferred stock ("Series B preferred stock") equal to one-half the number of shares of Series B preferred stock into which the Notes may be converted (the "Tranche A warrants") and ii) warrants to purchase up to $20,000,000 of Series B preferred stock at the Tranche B closing (the "Tranche B warrants"). The Notes are convertible at a fixed conversion price of 20 shares of Series B preferred stock for each $1,000 in Notes.

     In Tranche B, we will issue up to $30,000,000 of the Series B preferred stock, $10,000,000 of which will be represented by conversion of the Notes and $20,000,000 of which will be received upon the exercise of the Tranche B warrants. The Tranche B closing is expected to occur within five days after this annual meeting of stockholders. The Series B preferred stock is convertible into common stock at a fixed conversion price of $0.25 per common share subject to customary anti-dilution protections.

BACKGROUND

     As an emerging growth technology company, we have relied on our ability to raise capital in the private and public markets to fund our growth and operations. In accordance with this practice, we filed a registration statement in March of 2000 to raise an additional $300 million in equity capital in the public markets to fund our growth and continued operations. At that time, we had forecasted attaining profitability in the fourth quarter of 2002. In light of the significant decline in technology stocks beginning April 2000, we modified our business plan and accelerated our goal of reaching profitability to the fourth quarter of 2001. We completed our follow-on offering in May 2000 and raised $72 million before commissions and expenses.

     In order to continue our growth and achieve our goal of attaining profitability, we instituted a number of initiatives. In October 2000, we streamlined our operations by reducing our workforce and consolidating several of our offices. In addition, we engaged a financial advisor to search for alternative sources of private equity capital. In October and December of 2000, we were engaged in substantial discussions with two separate financial investors regarding a sale of our preferred stock in private placement transactions. Neither of those transactions were completed due to the instability of the U.S. equity markets and the potential investors' unacceptable terms. In January of 2001, we had initial discussions with another potential investor regarding a private sale of our common stock. In late March 2001, the potential investor declined to go forward with the transaction. We took immediate action to conserve our remaining cash resources by further reducing our work force levels and operating expenses.

     On April 2, 2001, we filed our annual report on Form 10-K with the Securities & Exchange Commission. As of that date, we had approximately $2.5 million of cash available to fund operations compared to $31.4 million in current liabilities. As a result of our diminished cash resources and current liability obligations, we stated in our annual report that our current cash, cash equivalents and cash generated from operations would only be sufficient to meet our financial needs through April 30, 2001. In addition, our auditors, PricewaterhouseCoopers LLP, in reliance upon such position and following its audit concluded in its audit report that ". . . the Company has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern."

     We actively sought financing beginning in September 2000. However, due to the continuing decline in technology stocks and economic conditions generally, we were generally unsuccessful until reaching an agreement with Paradigm Capital Partners, LLC. On April 3, 2001, we executed a term sheet outlining the terms and conditions of a proposed $20 million investment by a group of investors led by Paradigm Capital Partners, LLC. Prior to our agreement with Paradigm, our investment bankers advised us that the equity markets were extremely difficult, particularly for distressed public companies attempting to raise private financing. With the public markets essentially closed for technology companies, and the limited number of private deals being completed, we believe that the Paradigm transaction was effectively our last chance to obtain financing to continue our ongoing operations. Before our May 14, 2001 execution of the Securities Purchase Agreement, we requested a waiver from Nasdaq of the stockholder approval requirements of Nasdaq Marketplace Rule 4350(i) and the voting policy requirements of Rule 4351. We obtained the waiver from Nasdaq based upon our financial distress and immediate capital requirements. On May 14 and 15, 2001, we mailed letters to our stockholders notifying each of them of our execution of the Securities Purchase Agreement and reliance on the waiver from Nasdaq.

THE NOTES

     The Notes are senior debt that is secured by substantially all of our assets and our subsidiaries' assets. We received $10,000,000 upon the issuance of the Notes in May 2001. We received $3,000,000 upon the issuance of the Notes on May 14, 2001 and received the remaining $7,000,000 on May 25, 2001, upon the occurrence of certain conditions, including the expiration of regulatory notice periods. The investors may convert the Notes to Series B preferred stock at any time, but the Notes must be converted at the time of the Tranche B closing. At the time of conversion, the investors may either convert all unpaid accrued interest into shares of Series B preferred stock, or receive the interest in cash. The conversion price is equal to $20.00 per share, as adjusted for stock splits, stock dividends, recapitalizations, combinations or the like, for a maximum of 500,000 shares of Series B preferred stock. Unless the Notes have been converted, the outstanding principal amount of the loan, plus interest, is due and payable on August 14, 2002.

THE WARRANTS

     At the Tranche A closing, the investors received both Tranche A and Tranche B warrants to purchase Series B preferred stock. The Tranche A warrants evidence a right to purchase one-half of the number of shares of Series B preferred stock into which the Notes may be converted and have a five-year exercise period. Warrants representing 60% of the Tranche A warrants have an exercise price of $20.00 and warrants representing 40% of the Tranche A warrants have an exercise price of $40.00, in each case subject to weighted-average antidilution protection.

     Tranche B warrants issued at the Tranche A closing evidence a right of the investors to acquire, on a pro rata basis, or transfer the right to acquire, a maximum of 1,000,000 shares of Series B preferred stock issuable pursuant to the Tranche B closing. Tranche B warrants may be exercised at any time during the fifteen-month period following the Tranche A closing, unless the Tranche B closing is delayed for regulatory/consent reasons, in which case the exercise period will extend beyond the fifteen-month term to coextend with the period of time necessary until all such regulatory/consent conditions have been met. The Tranche B warrants expire at the same time as the conversion of the Notes to Series B preferred stock, which we expect will be within five days of this annual meeting. There is no assurance that any Tranche B warrants will be exercised. The exercise price is $20.00, subject to weighted-average antidilution protection.

THE SERIES B PREFERRED STOCK

     At the option of the investors, the Series B preferred stock will be convertible in whole or in part at any time into our common stock at a fixed conversion rate of 80 shares of common stock for each share of Series B preferred stock. Shares of Series B preferred stock may not be converted if we do not have a sufficient amount of common sock authorized to issue upon conversion of such shares. The holders of the Series B preferred stock will vote on all matters presented for a vote to the holders of our common stock as if the Series B preferred stock were converted at the then-current conversion rate. If the maximum amount of the Series B preferred stock is issued pursuant to the Notes and the Tranche A and Tranche B warrants, the holders of the Series B preferred stock will own approximately 68.7% of our voting power. In addition, the holders of the Series B preferred stock are entitled to receive dividends at the rate of 8% per annum, accruing daily and payable quarterly in cash or as an accretion to the liquidation preference of the Series B preferred stock. The holders of a majority of the Series B preferred stock have the right to require us to redeem, on or after the fifth anniversary of the Series B preferred stock closing, each outstanding share of Series B preferred stock from the holders of the Series B preferred stock for an amount equal to the face value per share of the redeemed Series B preferred stock plus all accrued and unpaid dividends.

REGISTRATION RIGHTS

     We have committed to file a registration statement covering the public sale of the common stock underlying the Series B preferred stock within 20 days of the closing of each of the Tranche A and Tranche B closings and have such registration statements declared effective. We have been given a waiver relating to the filing of a registration statement related to the Tranche A closing. The registration statements must remain continuously in effect until all underlying securities can be sold within a 90-day period in accordance with Rule 144 under the Securities Act of 1933, as amended. The securities to be sold under the Securities Purchase Agreement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

BOARD AND COMMITTEE COMPOSITION

     Also, pursuant to this investment, the composition of our board of directors was restructured. The number of board members was decreased from nine to seven and we appointed designees of the investor group to four of the seven board positions. Upon the conversion of the Notes into Series B preferred stock, the holders of the Series B preferred stock will have the right to elect four of the seven board members in the future. The appointment right will terminate on the date that less than 25% of originally issued shares of the Series B preferred stock remain outstanding.

     In addition, the compensation committee of the board will consist of no more than three directors, two of whom will be directors appointed to the board by the investor group. All other board committees will consist of no more than three directors, at least one of whom will be a director appointed to the board by the investor group.

     Proceeds of this investment will be used for sales and marketing efforts, research and development and general working capital purposes. This financing provides capital to enable us to implement our revised business plan, through which we plan to reach profitability. This financing also facilitates completion of our restructuring efforts.

     The discussion of the Securities Purchase Agreement and the transactions contemplated thereby provided above is only a summary. For a more complete understanding of the Securities Purchase Agreement and related agreements, we urge you to read all of the documents included in the Form 8-K filed with the SEC on May 29, 2001.

     We are asking that our stockholders ratify the Securities Purchase Agreement and the transactions contemplated thereby. Although we do not require stockholder approval to consummate the financing transactions, we believe that our stockholders should ratify the Securities Purchase Agreement and the transactions contemplated thereby. We believe the transactions contemplated by the Securities Purchase Agreement provide, and provided, us with the best available terms to raise capital to continue our operations. In the event that our stockholders do not ratify the Securities Purchase Agreement and the transactions contemplated thereby, we still expect to consummate the transactions under the Securities Purchase Agreement within five days of this annual meeting.

     RATIFICATION OF THE SECURITIES PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SECURITIES PURCHASE AGREEMENT.

--------------------------------------------------------------------------------

       PROPOSAL 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

--------------------------------------------------------------------------------

     The board of directors has selected PricewaterhouseCoopers, LLP, independent accountants to audit our financial statements for the 2001 fiscal year. We are presenting this nomination to the stockholders for ratification at this annual meeting.

     In the event you do not ratify the appointment, the board of directors will reconsider its selection. Even if the appointment is ratified, the board of directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the board of directors feels that such a change would be in the best interest of us and our stockholders.

     PricewaterhouseCoopers, LLP has audited our financial statements since the year ended December 31, 1998. A representative of PricewaterhouseCoopers, LLP is expected to be present at the annual meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

     RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS, LLP AS OUR INDEPENDENT AUDITORS REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS, LLP AS OUR INDEPENDENT AUDITORS FOR THE 2001 FISCAL YEAR.

--------------------------------------------------------------------------------

                  BENEFICIAL OWNERSHIP OF IPIX COMMON STOCK OF
                PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

--------------------------------------------------------------------------------

     The table below shows the amount of our common stock beneficially owned by
(a) each stockholder known to our management to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (b) each of our directors and named executive officers, and (c) all current directors and executive officers as a group. Unless otherwise stated, the address for each person in the table is 1009 Commerce Park Drive, Oak Ridge, Tennessee, 37830.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and includes voting or investment power with respect to the shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with regard to all shares beneficially owned. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of our common stock underlying options or warrants exercisable within 60 days of June 1, 2001, but excludes shares of common stock underlying options held by other persons. We are presenting ownership information as of June 1, 2001.


                                            NUMBER OF SHARES
NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIALLY OWNED    PERCENTAGE OF SHARES(%)
------------------------------------       ------------------    -----------------------
Image Investor Portfolio                      140,000,000(1)         68.7
Memphis Angels, LLC                           140,000,000(1)         68.7
Paradigm Capital Equity Partners, LLC         140,000,000(1)         68.7
Paradigm Holdings                             140,000,000(1)         68.7
  6410 Poplar Ave.,
  Memphis Tennessee, 38119
Donald W. Strickland                              509,599(2)           *
James M. Phillips                                 663,519(3)           *
Matt Heiter                                       463,899(4)           *
John J. Kalec                                     352,582(5)           *
Jeffrey D. Peters                                  11,639              *
Steve Hicks                                        25,000(6)           *
Mark Searle                                         3,571              *
Michael D. Easterly                                10,762(7)           *
Laban P. Jackson, Jr.                             451,707(8)           *
Andrew P. Seamons                                       0              *
Thomas M. Garrott                                       0              *
William J. Razzouk                                      0              *
Frank A. McGrew IV                            140,000,000(1)         68.7
All directors and executive officers
  as a group (13) persons                     142,492,278            72.6%


---------------

  *  Less than one percent

 (1)Based upon a Schedule 13D filed by Image Investor Portfolio, Memphis Angels, LLC, Paradigm Capital Equity Partners, LLC, Paradigm Holdings, and Mr. McGrew on May 24, 2001, and amended on May 30, 2001, each of these entities beneficially owns 140,000,000 shares of common stock, consisting of shares issuable upon conversion of (i) 500,000 shares of Series B preferred stock underlying a convertible promissory note issued on May 14, 2001; (ii) 250,000 shares of Series B Preferred Stock underlying the Tranche A warrants issued on May 14, 2001; and (iii) 1,000,000 shares of Series B preferred stock underlying the Tranche B warrant issued on May 29, 2001. Each share of Series B preferred stock is convertible into 80 shares of common stock. All of the shares are held or may be acquired by Image Investor Portfolio, a separate series of Memphis Angels, LLC, a Delaware limited liability company, of which Paradigm Capital Equity Partners, LLC, a Delaware limited liability company, is the manager, of which Paradigm Holdings, a Delaware general partnership, is the managing member, of which Mr. McGrew is the managing partner. Mr. McGrew exercises shared voting and dispositive power over all of the common stock, Series B preferred stock and warrants held by Image Investor Portfolio. Mr. McGrew expressly disclaims equitable ownership of and pecuniary interest in any of our securities.


 (2) Includes 22,198 shares held in trust for the benefit of Mr. Strickland's minor children, 144,250 shares of common stock issued pursuant to a grant of restricted stock and 274,766 shares of common stock issuable upon the exercise of stock options.


 (3) Includes 3,519 shares held in trust for the benefit of Mr. Phillips' minor children and 650,000 shares of common stock issuable upon the exercise of stock options.


 (4) Includes 230,650 shares of common stock issued pursuant to a grant of restricted stock and 227,225 shares of common stock issuable upon the exercise of stock options.


 (5) Includes 176,089 shares of common stock issued pursuant to a grant of restricted stock and 175,018 shares of common stock issuable upon the exercise of stock options.


 (6) Includes 25,000 shares of common stock issuable upon the exercise of stock options.


 (7) Includes 8,762 shares of common stock issuable upon the exercise of stock options.


 (8) Includes 2,738 shares held by Mr. Jackson's wife and 248,280 shares of common stock issuable upon the exercise of stock options.



CHANGE OF CONTROL


     On May 14, 2001, we entered into the Securities Purchase Agreement with Image Investor Portfolio, a separate series of Memphis Angels, LLC (the "Investors") for the sale by us, and purchase by the Investors, of up to $30 million of our Series B preferred stock. Pursuant to the terms of the Securities Purchase Agreement, the Investors purchased $10 million of our Notes and received warrants to purchase our Series B preferred stock. The Notes bear interest at 8% per annum. The Investors may elect to receive interest either in cash or additional shares. The Notes are convertible into our Series B preferred stock at the rate of 20 shares of Series B preferred stock for each $1,000 of Notes. The Investors received (i) Tranche A warrants to purchase a number of shares of Series B preferred stock equal to one-half the number of shares of Series B preferred stock into which the Notes may be converted and (ii) Tranche B warrants to purchase up to $20 million of Series B preferred stock at the Tranche B closing. Sixty percent of the Tranche A warrants have an exercise price of $20.00 per share and the remaining forty percent have an exercise price of $40.00 per share. The Tranche B closing will occur, if at all, after a number of conditions have been met. We expect the Tranche B closing to occur within five days after this annual meeting of stockholders.

     Under the terms of the Securities Purchase Agreement, the Investors will consummate the purchase of the Notes in two stages. The first closing, which occurred on May 14, 2001, was for $3 million of our Notes. The second closing, which occurred on May 29, 2001, was for $7 million of our Notes. Effective as of the second closing date, our board of directors was reduced from nine to seven members, and, pursuant to the Securities Purchase Agreement, the Investors will have the right to appoint four of the seven directors. In addition, as of the second closing date, our former chairman and chief executive officer, Mr. James
M. Phillips, resigned and assumed the position of Chairman Emeritus.

     Pursuant to the terms of a certificate of designation filed with the Secretary of State of the State of Delaware on May 14, 2001, the Series B preferred stock will convert into our common stock at a conversion rate of 80 shares of common stock for each share of Series B preferred stock. In addition to significant matters requiring a class vote, Series B preferred stock is entitled to vote on matters submitted to holders of common stock on an as-converted basis. The Series B Preferred Stock bears dividends at an annual rate of 8% of the original issue price payable quarterly in cash or as an increase to the Series B preferred stock liquidation preference.

     Upon the Investor's conversion of the Notes and exercise of the warrants to purchase Series B preferred stock, the Investors would beneficially own approximately 68.7% of our outstanding capital stock. We have also granted the Investors certain rights to register under the Securities Act of 1933, as amended, the shares of common stock issuable upon conversion of the Series B preferred stock. The Investors' source of funds used to purchase the Notes or exercise the warrants was, and will be, working capital from the capital contributions of the Investor's members.

--------------------------------------------------------------------------------

                             EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------

     The table below sets forth summary compensation information for each of the last two fiscal years with regard to our chief executive officer and our four other most highly compensated executive officers who are referred to as named officers.

Executive Compensation Table

                                                      ANNUAL COMPENSATION
                              --------------------------------------------------------------------
                                                                   LONG-TERM
                                                                 COMPENSATION
                                                            -----------------------
                                      FISCAL YEAR           RESTRICTED   SECURITIES
                              ---------------------------     STOCK      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION           SALARY      BONUS       AWARDS      OPTIONS     COMPENSATION
---------------------------          --------    --------   ----------   ----------   ------------
James M. Phillips(1)          2000   $424,992    $250,000      $--       1,500,000      $22,487(2)
  Former Chairman and         1999    393,044     550,000       --         186,234      338,010(3)
  Chief Executive Officer
Donald W. Strickland(4)       2000    194,385(5)       --       --         250,000           --
  Chief Executive Officer     1999         --          --       --              --           --
John J. Kalec(6)              2000    239,747      75,000       --         112,500           --
  Former Chief Financial      1999    176,532     200,000       --          81,478           --
  Officer
Steve Hicks(7)                2000    220,357      25,000       --         100,000           --
                              1999         --          --       --              --           --
Matthew S. Heiter(8)          2000    244,794          --       --          37,500           --
                              1999         --          --       --         200,000           --
Jeffrey D. Peters(9)          2000    292,624      75,000       --         150,000           --
                              1999    302,626     200,000       --          46,559       18,442(10)
Mark R. Searle(11)            2000    115,558          --       --          75,000           --
                              1999    137,500          --       --         168,000           --

---------------

 (1) Mr. Phillips resigned as our chairman and chief executive officer on May 25, 2001, but continues to serve as a consultant.
 (2) This amount primarily consists of life insurance premiums we paid on behalf of Mr. Phillips.
 (3) This amount represents a relocation expense of $190,794 and life insurance premiums of $24,195 we paid on behalf of Mr. Phillips.
 (4) Mr. Strickland was named our chief executive officer effective as of May 25, 2001.
 (5) Mr. Strickland joined us in April 2000.
 (6) Mr. Kalec resigned as our chief financial officer effective as of May 31, 2001.
 (7) Mr. Hicks served as our chief administrative officer from February 2000 to May 2001.
 (8) Mr. Heiter joined us in October 1999.
 (9) Mr. Peters resigned as our president and chief operating officer in September, 2000, but continues to serve as a consultant.
(10) This amount represents a relocation expense we paid on behalf of Mr.
     Peters.
(11) Mr. Searle resigned as our chief operating officer in May 2000.

     The table below sets forth information regarding stock option holdings held by the named officers as of December 31, 2000.

Stock Option Grants in the Fiscal Year ended December 31, 2000


                                                 INDIVIDUAL GRANTS
                                ---------------------------------------------------
                                               PERCENTAGE                               POTENTIAL REALIZABLE VALUE AT
                                                OF TOTAL                                   ASSUMED ANNUAL RATES OF
                                 NUMBER OF      OPTIONS                                 STOCK PRICE APPRECIATION FOR
                                  OPTIONS      GRANTED TO    EXERCISE                          OPTION TERM(1)
                                GRANTED IN    EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------------
NAME                            FISCAL 2000   FISCAL 2000    ($/SHARE)      DATE      0%($)      5%($)        10%($)
----                            -----------   ------------   ---------   ----------   -----   -----------   -----------
James M. Phillips                1,000,000        11.4        $30.440     2/22/10             $19,143,552   $48,513,520
                                   500,000         5.7         12.313     5/17/10               3,871,790     9,811,875
Donald W. Strickland               100,000         1.1         28.750     4/03/10               1,808,072     4,582,010
                                   150,000         1.7         12.313     5/17/10               1,161,537     2,943,563
John J. Kalec                       75,000         0.9         30.000     3/06/10               1,415,013     3,585,921
                                    37,500         0.4         12.313     5/17/10                 290,384       735,891
Steve Hicks                         75,000         0.9         28.000     2/14/10               1,320,679     3,346,859
                                    25,000         0.3         12.313     5/17/10                 290,384       735,891
Matthew S. Heiter                   37,500         0.4         12.313     5/17/10                 193,589       490,594
Jeffrey D. Peters                   75,000         0.9         30.000     3/06/10               1,415,013     3,585,921
                                    75,000         0.9         12.313     5/17/10                 580,768     1,471,781
Mark R. Searle                      75,000         0.9         30.000     3/06/10               1,415,013     3,585,921


Stock Option Exercise and Values for Fiscal Year ended December 31, 2000

                                                             NUMBER OF SHARES
                                 NUMBER                         UNDERLYING               VALUE OF UNEXERCISED
                                OF SHARES                 UNEXERCISED OPTIONS AT             IN-THE-MONEY
                                ACQUIRED                       FY-END, 2000             OPTIONS AT FY-END, 2000
                                   ON         VALUE     ---------------------------   ---------------------------
NAME                            EXERCISE    REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                            ---------   ---------   -----------   -------------   -----------   -------------
James M. Phillips(1)                  --           --    1,465,457      1,274,155         --             --
Donald W. Strickland(1)               --           --      107,024        293,222         --             --
John J. Kalec(1)                      --           --       85,359        166,818         --             --
Steve Hicks(1)                        --           --           --        100,000         --             --
Matthew S. Heiter(1)                  --           --      205,350        105,951         --             --
Jeffrey D. Peters(1)                  --           --      120,277        215,958         --             --
Mark R. Searle                   164,000    2,456,903           --             --         --             --

---------------

(1) These officers did not exercise any options in 2000.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with the following named officers.


     Donald W. Strickland. Our board of directors appointed Mr. Strickland as our chief executive officer effective as of May 25, 2001. Mr. Strickland's employment agreement continues indefinitely unless terminated by us or Mr. Strickland. Mr. Strickland is entitled to receive an annual salary of $335,000 and is eligible for an annual bonus. We may terminate Mr. Strickland's employment agreement with or without cause; however, if we terminate the agreement without cause or Mr. Strickland resigns for good reason, Mr. Strickland is entitled to a severance payment equal to six months of his annual salary at the time, payable in six monthly installments. In the event Mr. Strickland is terminated without cause or resigns for good reason within two years of a change of control, Mr. Strickland is entitled to payment of six months of his annual salary within ten days of the change of control.

     Matthew S. Heiter. Mr. Heiter's employment agreement expires on June 30, 2002 and is renewable by Mr. Heiter for an additional period not to exceed one year. Mr. Heiter receives an annual salary of $250,000 and is eligible for a performance based bonus. We may terminate the agreement with or without cause; however, if we terminate the agreement without cause, in connection with a change of control, or if Mr. Heiter resigns for good reason, Mr. Heiter is entitled to a severance payment of $250,000.


     James M. Phillips. Mr. Phillips resigned as our chairman and chief executive officer effective as of May 25, 2001. Pursuant to a separation and consulting agreement, Mr. Phillips was named Chairman Emeritus, Founder. Pursuant to this agreement, Mr. Phillips will receive a consulting fee of $35,416.66 per month (adjusted on a pro rata basis for any month that Mr. Phillips consults less than a full month). Also pursuant to the agreement, Mr. Phillips received all accrued salary and all accrued and unused vacation time earned through May 25, 2001. Mr. Phillips will serve as a consultant until December 31, 2001, however, his consulting services are terminable either (i) 60 days from written notice of termination given by us to Mr. Phillips for any reason, or (ii) 20 days from written notice of termination given by Mr. Phillips to us. Mr. Phillips' employment agreement dated January 24, 1997, as amended, terminated with this separation and consulting agreement.

     Further, in accordance with the separation and consulting agreement, Mr. Phillips will receive a severance payment in the amount of $1,300,000, in the following increments: (i) $200,000 was paid on May 25, 2001; (ii) $200,000 will be paid on September 1, 2001; (iii) $200,000 will be paid on or before January 1, 2002; (iv) $200,000 will be paid on or before June 1, 2002; (v) $200,000 will be paid on or before January 1, 2003; (vi) $200,000 will be paid on or before June 1, 2003, and (vii) $100,000 will be paid on or before September 1, 2003.

     Further, as consideration for surrendering all of his previously issued options, we granted Mr. Phillips non-qualified stock options to purchase 2,000,000 shares of our common stock. These new stock options have exercise prices as follows: (i) 1,000,000 shares at $0.79 per share and (ii) the remaining 1,000,000 shares at $0.91 per share. These options vest as follows:
(i) 650,000 shares vested on May 25, 2001; (ii) 650,000 shares will vest on December 31, 2001; (iii) 500,000 shares will vest on June 1, 2002; and (iv) 200,000 shares will vest on December 31, 2002. The exercise price of the options vesting on each vesting date will be pro-rata as to exercise prices (i.e., an equal portion of the options vested on each vesting date shall be at fair market value exercise price and at the fair market value plus 15% exercise). These options expire on May 25, 2005.

     In addition, we agreed to cancel the repayment of any disbursed principal and accrued interest under the $2,000,000 line of credit established for Mr. Phillips under his amended employment agreement. We also agreed to pay Mr. Phillips' attorneys' fees up to $25,000 in connection with his separation and the negotiation of the separation and consulting agreement.

     Also, Mr. Phillips agreed that during the consulting period and through the later of December 31, 2002, or one year after the termination of his consulting relationship with us, he will not (i) compete with, or provide services to any competing business or (ii) solicit any employee, consultant, contractor, customer, or prospective customer of ours to terminate, diminish, or alter their relationship with us.


     John J. Kalec. Mr. Kalec resigned as our chief financial officer effective as of May 31, 2001. Pursuant to a separation agreement, Mr. Kalec received a severance payment of $250,000 in addition to all accrued salary and all accrued and unused vacation time earned through May 31, 2001. Mr. Kalec's employment agreement terminated with the separation agreement. Vested options for 175,018 shares of our common stock held by Mr. Kalec will, according to their terms and conditions as existed prior to Mr. Kalec's resignation, remain outstanding and exercisable following such separation in accordance with and subject to such terms and conditions. All unvested options owned by Mr. Kalec terminated as of May 31, 2001 according to their terms and conditions. Also, the grants of restricted stock previously awarded to Mr. Kalec vested in accordance with their terms and conditions as existed prior to Mr. Kalec's resignation. Additionally, Mr. Kalec is subject to a non-competition agreement.

     Steve Hicks. Mr. Hicks served as our chief administrative officer until his termination on April 13, 2001. Pursuant to his employment and non-competition agreement, Mr. Hicks received a severance payment of $125,000 in addition to all accrued salary and all accrued and unused vacation time earned through April 13, 2001. Vested options for 25,000 shares of our common stock held by Mr. Hicks will, according to their terms and conditions as existed prior to Mr. Hicks's termination, remain outstanding and exercisable following such termination in accordance with and subject to such terms and conditions. Also, the grants of restricted stock previously awarded to Mr. Hicks vested fully on April 13, 2001. Additionally, Mr. Hicks is subject to a non-competition agreement.

STOCK OPTION PLANS

     As part of our employees' compensation, we have granted options to purchase shares of our common stock. We believe that our equity-based compensation plans give us the ability and flexibility to attract and retain the personnel needed for our business. In connection with our recent restructuring, we intend to establish one or more stock option plans that will provide a pool of shares of common stock that we may use to affect equity-based compensation grants. The amounts and exercise prices of future award grants under any future stock option plans can not be currently determined because our compensation committee or board of directors will award these grants and determine their exercise prices in their discretion. We believe the ability to provide equity-based compensation to our employees is in our best interest since it will assist us in effectively recruiting, motivating and retaining the caliber of employees, directors, advisers and consultants essential to our success.

REPORT OF THE AUDIT COMMITTEE

     The audit committee has reviewed and discussed with management our audited financial statements for the year ended December 31, 2000. The audit committee has also discussed with our independent auditors, PricewaterhouseCoopers, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The audit committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as amended), and has discussed with the auditors the auditors' independence.

     In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the financial statements referred to above be included in our Annual Report on Form 10-K for the year ended December 31, 2000, for filing with the SEC.

     The audit committee typically consists of three directors, though during fiscal year 2000, our audit committee only consisted of two directors. Each member meets the independence and qualification standards required by the National Association of Securities Dealers, Inc. and at least one member also meets the accounting experience standard also required. The written charter of the audit committee is attached to this proxy statement as Annex A.

     The audit committee presents the following summary of all fees billed and/or paid to PricewaterhouseCoopers LLP during 2000 for the following services:

     Fees for Audit of Consolidated Financial Statements. Fees to PricewaterhouseCoopers, LLP for the year ended December 31, 2000 audit and the review of Forms 10-Q were approximately $230,000 of which an aggregate amount of approximately $52,000 was billed through December 31, 2000.

     Financial Information Systems Design and Implementation Fees.(1) The aggregate fees billed by PricewaterhouseCoopers LLP for services relating to information technology, such as financial information systems design and implementation, during 2000 were $0.

     All Other Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for non-audit and non-information technology services during 2000 were approximately $781,000.

Audit Committee,

          Laban P. Jackson, Jr.
          Michael D. Easterly

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The following is a report of the compensation committee of the board of directors describing the compensation policies applicable to our executive officers during the fiscal year ended December 31, 2000. The compensation committee is responsible for establishing and monitoring our general compensation policies and compensation plans, as well as the specific compensation levels for executive officers. It also makes recommendations to the board of directors concerning the granting of awards under our stock plans.

     For the fiscal year ended December 31, 2000, the process utilized by the compensation committee in determining executive compensation levels was based on the subjective judgment of the compensation committee. Among the factors considered by the compensation committee were the recommendations of the chief executive officer with respect to the compensation of our key executive officers. However, the compensation committee made the final compensation decisions concerning those officers.

General Compensation Policy

     Our compensation policy is designed to attract and retain qualified key executives critical to our growth and long-term success. It is the objective of the board to have a portion of each executive's compensation contingent upon our financial performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise,
(ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the board establishes from time to time and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and our stockholders.

     The summary below describes in more detail the factors which we consider in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

     The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with us for business and executive talent and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure.

Cash-Based Incentive Compensation

     Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and our success in achieving specific company-wide goals, such as customer satisfaction, revenue growth and earnings growth.

---------------

(1) The audit committee has considered and determined that the provision of these services is compatible with maintaining the auditor's independence.

Long-Term Incentive Compensation

     We have utilized our stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder value. Awards under this plan take the form of stock options, restricted stock awards and stock purchase rights designed to give the recipient a significant equity stake in the company and thereby closely align his or her interests with those of our stockholders. Factors considered in making such awards include the individual's position, his or her performance and responsibilities and industry practices and standards. Long-term incentives granted in prior years and existing level of stock ownership are also taken into consideration.

     Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). In 2000, the compensation committee granted options to executive officers that vest over a two year period, half of which vested at the end of the first year and the rest of which vest monthly thereafter. We expect that options granted to executive officers in the future will vest over a three-year period. The number of awards granted to individual executives is based on demonstrated performance and independent survey data reflecting competitive market practice. Accordingly, the award grant will provide a return to the executive officer only if he or she remains in our service, and then only if the market price of the common stock appreciates over the award term.

Compensation of the Chief Executive Officer

     James M. Phillips served as our chief executive officer in 2000 and continued to serve as our chief executive officer until May, 2001. The compensation committee determined Mr. Phillips' base salary after evaluating a number of factors, including salaries of chief executive officers of companies of similar size in the industry, his performance and our performance generally. Mr. Phillips' base salary in 2000 was $425,000. In 2000, we completed several significant transactions, including completing a follow-on offering of our common stock and several acquisitions. Mr. Phillips received cash bonuses of $250,000 in 2000.

     During fiscal 2000, the compensation committee reviewed the status of Mr. Phillips' options based on the review of option holdings by individuals in comparable positions in comparable companies. The compensation committee desired to maximize stockholder value by linking Mr. Phillips' compensation to the performance of our common stock. As a result, we issued Mr. Phillips' stock options to purchase 1,500,000 shares of our common stock in 2000.

Deductibility of Executive Compensation

     The compensation committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by us to each of our executive officers is expected to be below $1 million and the compensation committee believes that options granted under our stock option plans to these officers will meet the requirements for qualifying as performance-based, the compensation committee believes that Section 162(m) will not affect the tax deductions available to us with respect to the compensation of our executive officers. It is the compensation committee's policy to qualify, to the extent reasonable, our executive officers' compensation for deductibility under applicable tax law. However, we may from time to time pay compensation to our executive officers that may not be deductible.

Compensation Committee,

          John S. Hendricks
          Laban P. Jackson, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Leonard McCurdy and John Hendricks, former directors, and Mr. Jackson served during fiscal year 2000 as members of the compensation committee of the board of directors. None of these persons are or have been an officer or employee of ours, except that Leonard McCurdy was the chairman and chief executive officer of bamboo.com, Inc. prior to the merger of bamboo.com, Inc. and Interactive Pictures Corporation on January 19, 2000. None of our executive officers has served as a director or member of the compensation committee of any other entity whose executive officers served on our board of directors or compensation committee.

PERFORMANCE GRAPH

     The graph below compares our performance since our initial public offering with the performance of the Nasdaq index and the ISDEX, an index featuring 50 publicly traded Internet companies with representation from twelve Internet sectors. It reflects an investment of $100.00 on August 25, 1999, the day our stock became publicly traded.

                          TOTAL RETURN TO STOCKHOLDERS
                     (ASSUMES $100 INVESTMENT ON 08/25/99)

                                                 INTERNET PICTURES CORP.        NASDAQ COMPOSITE                  ISDEX
                                                 -----------------------        ----------------                  -----
8/25/99                                                  100.00                      100.00                      100.00
12/31/99                                                 236.61                      145.18                      167.83
12/31/00                                                  13.84                       88.14                       70.47

---------------

Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data From
        BRIDGE Information Systems, Inc.

--------------------------------------------------------------------------------

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

--------------------------------------------------------------------------------

     The federal securities laws require our directors and executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our securities. Based solely on our review of the copies of these forms received by us or representations from certain reporting persons, we believe that SEC beneficial ownership reporting requirements for 2000 were met with the following exception:

     A Form 4 was not filed timely to report an option exercise by Mr. Phillips that occurred in December 1999, but was subsequently reported in a filing on Form 4 filed on January 27, 2000.

     Due to the complexity of the reporting rules, we have instituted procedures to assist our officers and directors with these obligations.

--------------------------------------------------------------------------------

                           RELATED PARTY TRANSACTIONS

--------------------------------------------------------------------------------

     Persons who are directors, executive officers and affiliates of ours entered into the following transactions during fiscal year 2000.

     During 2000, Mr. Phillips, our former chairman and chief executive officer, obtained a $2,000,000 loan under a line of credit made available through his amended employment agreement. Interest accrued at a rate of 9.5% during 2000. The loan is secured solely by our common stock owned by Mr. Phillips and the stock options granted to him pursuant to his amended employment agreement. The line of credit was terminated in connection with Mr. Phillips' execution of the separation and consulting agreement.

     In September 1996, Mr. Strickland, our chief executive officer, exercised the right to purchase 393,393 shares of Pictureworks Technology, Inc. in exchange for a full recourse promissory note issued to Pictureworks in the amount of $126,000. Interest accrues semiannually at a 6.74% annual rate. The note and accrued interest are due and payable upon the earliest to occur of any of the following: (i) the termination of Mr. Strickland's employment relationship with us, (ii) upon the sale of the shares purchased with the proceeds of the loan if the sale proceeds are greater than or equal to the other outstanding amount owing on the note, or (iii) September 2002.

--------------------------------------------------------------------------------

                                 OTHER MATTERS

--------------------------------------------------------------------------------

     The board of directors knows of no matters other than those discussed in this proxy statement which will be presented at the annual meeting. However, if any other matters are properly brought before the annual meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of management.

     We will mail without charge, a copy of our annual report on Form 10-K, including any amendments, for the year ended December 31, 2000, as filed with the SEC. Requests for a copy of the Form 10-K should be directed to Internet Pictures Corporation, 1009 Commerce Park Drive, Oak Ridge, Tennessee 37830,
Attention: Investor Relations; (865) 482-3000.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ MATTHEW S. HEITER
                                          MATTHEW S. HEITER
                                          Secretary

                                    ANNEX A

                         INTERNET PICTURES CORPORATION
                            AUDIT COMMITTEE CHARTER

Mission Statement

     The Audit Committee (the "Committee") of Internet Pictures Corporation will assist the Board of Directors (the "BOD") in fulfilling its fiduciary responsibilities in regards to the accounting policies, reporting practice, systems of internal control and sufficiency of auditing and review relative thereto of Internet Pictures and subsidiaries (the "Company"). The Committee is to serve as a focal point for communication between non-committee directors, the Company's public auditors, internal audit, and Company management as their duties relate to financial accounting, reporting, and internal controls.

     The Committee is to be the BOD's principal agent in assuring the independence of the Company's independent auditors, the integrity of management, avoidance of conflicts of interest, review of related party transactions, adequacy of disclosures to stockholders, protection of Company assets, and compliance with laws, regulations, and policies. To effectively perform his or her role, each Committee member will obtain an understanding of the detailed responsibilities of Committee membership.

Organization

Size and Term

     The Committee will consist of a minimum of three Directors, each Director being financially literate or becoming financially literate within a reasonable period of time after his or her appointment to the Committee. The BOD will, in its business judgment, determine if Directors serving on the Committee are financially literate.

     The BOD will appoint members of the Committee and the Committee Chairperson. The membership term is one year.

Committee Chairperson

     The Committee Chairperson, chosen by the BOD, should be someone with the requisite characteristics listed above, strong leadership qualities, objectivity, and the ability to promote effective working relationships among Committee members, management, internal auditors, and the public auditors.

Independence

     Each member of the Committee shall have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Specific restrictions governing membership on the Committee are as follows: (1) A Director who is an employee of the Company may not serve on the Committee until three years following the termination of his or her employment unless considered by the BOD and waived. (2) A Director who has a direct or indirect business relationship with the Company may not serve on the Committee unless the BOD, in its business judgment, determines that the relationship does not interfere with the Director's exercise of independent judgment. (3) A Director who is employed as an executive of another corporation where any of the Company's executives serves on that corporation's compensation committee is not qualified for Committee membership. (4) A Director who is an immediate family member of an individual who is an executive officer of the Company cannot serve on the Committee until three years following termination of such employment. The BOD will, in its business judgment, determine if there are any other factors that would disqualify a Director from membership on the Committee.

Meetings

     Participants normally will include, in addition to Committee members, the Director of Internal Audit, the public auditors, and members of Company management as appropriate for the meeting. The Chairperson will direct staff to provide written notice five days prior to the meeting including agenda, participants, times, location and appropriate preparation materials. A minimum of two meetings will be scheduled each year in conjunction with BOD meetings. Other meetings will be scheduled, either in person, or via teleconference, when appropriate. It is expected that four meetings per year will be scheduled.

     The Committee will meet privately with management, internal auditors and with public auditors at least once during the year. All of the above will have direct and unrestricted access to the Committee.

Rules and Responsibilities

General

     Acting as an arm of the BOD, the functions of the Audit Committee are to:

     - Serve as a focal point for communication between Directors, the Company's public auditors, internal audit, and Company management as their duties relate to financial accounting, reporting, and internal controls.

     - Review with management and the public auditors the Company's financial and accounting policies, reportings, and disclosures. Quarterly earnings will be reviewed by the Committee prior to release.

     - Review and reassess, with the BOD, the adequacy of the Committee charter on an annual basis.

     The Committee in its discretion has the authority, when directed by the BOD, to carry out other actions deemed necessary to carry out its fiduciary responsibilities. Other powers granted to the Committee include, but are not necessarily limited to: (1) The authority to investigate, with approval of the BOD, any activity of the Company or its management. (2) The authority to seek cooperation from any management or non-management employee of the Company. (3) The authority to retain persons with special competence as necessary to assist the Committee in fulfilling its responsibilities. (4) The authority to direct the Company's internal audit department resources to assist the Committee.

Internal Control

     - Understand the extent to which internal auditors and the public auditors review the Company's processes, systems and applications, and the contingency plan for processing financial information in the event of a breakdown.

     - Gain an understanding of whether internal control recommendations made by internal auditors and the public auditors have been implemented by management.

     - Ensure that the public auditors, internal auditors, and management keep the Committee informed about fraud, illegal acts, deficiencies in internal control, and other exceptional and material matters.

Financial Reporting

General

     - Discuss significant accounting and reporting issues, including recent professional and regulatory pronouncements, and be briefed on their effect on the financial statements.

     - Dialog with management and the internal auditors and public auditors about significant risks and exposures and the plans to minimize such risks.

     - Review significant changes in accounting methods and their effect on the Company's financial statements.

Annual Financial Statements

     - Meet with management and the public auditors to review the financial statements and the results of the annual audit.

     - Confirm through discussions with the public auditors that the financial statements are prepared consistent with Generally Accepted Accounting Principles.

     - Discuss and evaluate with management and the public auditors judgmental areas such as those involving valuation of assets and liabilities include, but not limited to, the accounting for and disclosure of obsolete or slow-moving inventory, litigation reserves, insurance-related reserves, and other commitments or contingencies, and revenue recognition issues, particularly related to asset-backed securitizations.

     - After review and discussion of the audited financial statements with management and with the independent auditors, whether the Committee can recommend to the BOD that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year.

Interim Financial Statements

     - Ensure that the Company's interim financial statements are reviewed by the public auditors prior to the Company filing its Form 10-Q.

     - Discuss with the independent auditors their judgment about the quality and acceptability of the Company's accounting principles and estimates as they relate to the interim financial statements.

Proxy Statements

     - Require that the Company include the necessary Committee disclosures in each proxy statement.

     - Require that the Company affirmatively state in the proxy statement that the BOD has adopted a written charter for the Committee.

     - Determine that the Company has provided a copy of the Committee charter as an appendix to the proxy statement at least once every three years.

     - Confirm that the proxy statement contains the required explicit statement concerning independent Committee members and the appropriate disclosures on Committee members who are not independent.

Compliance with Laws, Regulations and Sound Business Practice

     - Review regulatory reports or the findings of any examinations by regulatory agencies such as the Securities and Exchange Commission ("SEC").

     - Periodically obtain updates from the public auditors, internal auditors, Vice-President of Finance, Corporate Controller, Vice-President of Human Resources, and Company officers regarding compliance.

Internal Audit

     - Review the annual internal audit plan and budget, and approve overall scope of the internal audit program.

     - Meet periodically with the internal auditors without management present.

     - Review the qualifications of the internal audit staff and concur in the appointment, replacement, reassignment, or dismissal of the director or internal audit.

Relationship with Public Auditors

     The Company's public auditors are ultimately accountable to the BOD and the Audit Committee. The Committee and BOD have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the public auditors.

     The Committee is responsible for:

     - Ensuring that the public auditors submit on a periodic basis to the Committee a formal written statement delineating all relationships between the public auditors and the Company.

     - Actively engaging in a dialogue with the public auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the public auditors.

     - Recommending that the BOD take appropriate action in response to the public auditors' disclosure of relationships or services to satisfy itself of the auditor's independence.

     - Evaluating the overall scope of the audit of the Company and reviewing the results thereof.

     - Ascertaining the level of cooperation received from Company personnel during the audit, including access to requested records, data and information.

     - Inquiring of the public auditors as to any disagreements with management which, if not satisfactorily resolved, would have caused the auditor to issue other than an unqualified opinion of the Company's financial statements or a material effect on the Company's financial position or reported results of operation.

Written Affirmation to the NASDAQ

     With respect to any subsequent changes to the composition of the Committee, and otherwise approximately once each year, the Company will provide the NASDAQ written confirmation regarding:

          1. Determinations that the BOD has made regarding the independence of directors.

          2. The financial literacy of the Committee members.

          3. The determination that Committee members have the required accounting or related financial management expertise.

          4. The annual review and reassessment of the adequacy of the Committee charter.

                                    ANNEX B

                 CERTIFICATE OF AMENDMENT TO INTERNET PICTURES
                             CORPORATION'S RESTATED
                          CERTIFICATE OF INCORPORATION

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         INTERNET PICTURES CORPORATION

     INTERNET PICTURES CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      I. The amendment to the Corporation's Restated Certificate of Incorporation (the "Certificate of Incorporation") set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     II. Article IV of the Corporation's Certificate of Incorporation is amended to include a new fourth paragraph to read as follows:

             Simultaneously with the effective date of the filing of this amendment to the Corporation's Restated Certificated of Incorporation (the "Effective Date"), each ten shares of Common Stock, par value $0.001, of the Corporation's issued and outstanding or held as treasury shares immediately prior to the Effective Date (the "Old Shares") shall automatically be reclassified and continued (the "Reverse Stock Split"), without any action on the part of the holder thereof, as one share of Common Stock. The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall receive, upon surrender of the stock certificates formerly representing the Old Shares, in lieu of such fractional share, an amount in cash (the "Cash-in-Lieu Amount") equal to the product of (i) the fractional share which a holder would otherwise be entitled to, multiplied by (ii) the average of the last sale price per share of the Old Common Stock on the 20 trading days immediately prior to the Effective Date, or if no such sale takes place on such days, the average of the closing bid and asked prices thereof for such days, in each case as officially reported on the Nasdaq National Market. No interest shall be payable on the Cash-in-Lieu Amount.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be
executed by Donald W. Strickland, its authorized officer, on this      th day of
August, 2001.

                                          --------------------------------------
                                          Donald W. Strickland, Chief Executive
                                          Officer

                          INTERNET PICTURES CORPORATION


                         ANNUAL MEETING OF STOCKHOLDERS
                                AUGUST 22, 2001
                        10:00 A.M., CENTRAL DAYLIGHT TIME



                                Adams Mark Hotel
                              939 Ridge Lake Blvd.
                                  Memphis, TN


INTERNET PICTURES CORPORATION


REVOCABLE PROXY


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE AUGUST 22, 2001 ANNUAL MEETING OF THE STOCKHOLDERS

The undersigned hereby appoints Donald W. Strickland and Matthew S. Heiter, or any of them, as proxies, each with full power of substitution, to represent the undersigned and vote for and on behalf of the undersigned the number of shares of Common Stock and/or Class B Common Stock of Internet Pictures Corporation ("iPIX") held of record on July 2, 2001 and which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on August 22, 2001 at 10:00 AM, Central Daylight Time, at the Adams Mark Hotel, 939 Ridge Lake Blvd., Memphis, Tennessee, and at any adjournments or postponements thereof.


IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
                            -- Please detach here --

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING PROPOSALS.

The undersigned directs that this proxy be voted as follows:

(1) A proposal to elect Donald W. Strickland, William J. Razzouk and Laban P. Jackson, Jr. as directors to serve until the 2004 annual meeting of stockholders.

                     [ ] For    [ ] Against    [ ] Abstain

(2) A proposal to approve and adopt the amendment to the restated certificate of incorporation to effect ten-for-one stock combination, or reverse stock split, with respect to all of our outstanding common stock.

                     [ ] For    [ ] Against    [ ] Abstain

(3) A proposal to ratify the Securities Purchase Agreement, dated as of May 14, 2001, by and between the Company and Image Investor Portfolio, a separate series of Memphis Angels, LLC, and the transactions contemplated thereunder involving the investment in the Company of up to $30,000,000 by a group of investors led by Paradigm Capital Partners, LLC and Memphis Angels, LLC.

                     [ ] For    [ ] Against    [ ] Abstain

(4) A proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2001.

                     [ ] For    [ ] Against    [ ] Abstain

In their discretion, the holders of this proxy are authorized to vote upon such other business as may come before the meeting.

The shares of stock represented by this proxy will be voted as specified above, unless otherwise directed. The undersigned hereby revokes any proxy or proxies heretofore given for such stock and ratifies and confirms all that the above-named proxies or their substitutes may lawfully do by virtue hereof.